Exhibit 99.1

FOR FURTHER INFORMATION:

AT ABERNATHY MACGREGOR

Claire Walsh

(General info)

(212) 371-5999

FOR IMMEDIATE RELEASE

December 5, 2019

NN, Inc. Announces $100 Million Private Placement of Series B Preferred Stock

Charlotte, N.C., December 5, 2019 – NN, Inc. (NASDAQ: NNBR), a diversified industrial company, today announced that it has entered into an agreement with affiliates of Corre Partners Management, LLC and Legion Partners Asset Management, LLC, two large existing stockholders of NN, to make a $100 million strategic investment in NN in the form of perpetual preferred stock. NN expects to use the proceeds to repay the outstanding amounts on the Company’s senior secured revolving credit facility, to pay any fees in connection with a possible extension of the maturity date of the Company’s debt, and for general corporate purposes. Closing is expected to occur on or before December 10, 2019, subject to customary closing conditions.

Warren Veltman, interim President and CEO, commented, “After concluding a comprehensive review of both public and private financing alternatives, we determined that this transaction expedites the de-levering of our business, improves our credit profile and provides liquidity. This transaction also provides flexibility with the option to redeem the Series B preferred stock with cash, which would minimize the dilution to our stockholders.”

“In October of this year, we announced several initiatives to reduce costs and improve our cash flow, and in November we began a full strategic review of our business aimed at identifying opportunities to further enhance shareholder value. This financing is an important step that will enhance our ability to invest in key customer relationships and support our operations as we explore strategic alternatives. In short, we view this investment by two of our largest investors as a tremendous vote of confidence in us and our direction.”

Under the securities purchase agreement, affiliates of Corre and Legion will purchase, in aggregate, $100 million of Series B Convertible Preferred Stock and receive warrants with a 7 year term to purchase, in the aggregate, 1,500,000 shares of NN common stock at $12.00 per share. The preferred stock includes the following attributes: perpetual in nature; a 10.625% dividend per annum, payable in cash or additional shares of Series B Convertible Preferred Stock; redeemable, in cash (or, under certain circumstances, in stock), subject to the applicable redemption premium; convertible on certain terms and conditions on or after December 31, 2023; and subject to certain other rights and obligations. NN has also agreed to provide demand registration rights exercisable beginning on March 31, 2021. Additional information regarding the investment will be included in a Form 8-K to be filed by NN, Inc. with the Securities and Exchange Commission.

J.P. Morgan acted as exclusive placement agent to NN.

The securities to be sold by NN, Inc. pursuant to the transactions described above have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration with the U.S. Securities and Exchange Commission or an applicable exemption from such registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor will there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

NN, Inc., a diversified industrial company, combines advanced engineering and production capabilities with in-depth materials science expertise to design and manufacture high-precision components and assemblies for a variety of markets on a global basis. Headquartered in Charlotte, North Carolina, NN has 50 facilities in North America, Europe, South America and China.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: the Company’s ability to close the financing on the terms described herein or in a timely manner, if at all; the Company’s failure to realize the intended benefits of the financing, the inability to pay cash dividends on the preferred stock, thus increasing the dilutive impact of the financing; the inability of the Company to redeem the preferred stock, in cash, if there has been no conversion, change in control or liquidity event; general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the level of the Company’s indebtedness, the restrictions contained in the Company’s debt agreements, the Company’s ability to obtain financing at favorable rates, if at all, and to refinance existing debt as it matures, the Company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding pending and completed transactions are also forward-looking statements, including statements relating to the future performance and prospects of an acquired business, the expected benefits of an acquisition on the Company’s future business and operations and the ability of the Company to successfully integrate recently acquired businesses or the possibility that the Company will be unable to execute on the intended redeployment of proceeds from a divestiture, whether due to a lack of favorable investment opportunities or otherwise.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2019. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our press releases, whether as a result of new information, future events or otherwise..